Exhibit 10.1

FORM OF
OPTION AGREEMENT

KNOW ALL MEN BY THESE PRESENTS:

        That the Undersigned (“Optioner”) hereby agrees for and in consideration of services rendered as Director, the receipt of which services is hereby acknowledged as received by the undersigned (“Optionees”) as follows:

1.	Optioner hereby grants Optionees (or their assigns) the exclusive right to purchase up to 50,000 shares (“Shares”) per term served in the Board of Directors, (____% of the 1_______ shares to be outstanding at the completion of the current registration) of common stock of JEFFERSON CAPITAL INTERESTS, INC., a publicly-held MARYLAND corporation (the “Corporation”), as set forth below.

2.	The Option cannot be exercised before MARCH 15, 2005, but must be exercised prior to MARCH 14, 2006.

3.	Total purchase price upon exercise of Option is $25,000.00 for the Shares. The price per share under this Option Plan shall be $0.50 per share.

4.	The purchase price shall be paid in good funds upon exercise of Option.

5.	Option shall be exercised by written notice to escrow agent and may be exercised in whole but not in part.

6.	The Shares, which shall be dully endorsed and signature guaranteed, shall be held by designated Escrow Agent.

7.	Upon written notice of exercise and payment of the purchase price, Escrow Agent shall release the Shares to Optionees and shall distribute the purchase price to Optioner.

8.	Optioner, during the term hereof, maintains all rights of ownership including voting rights, dividend and liquidation rights, etc. subject only to the provisions hereof.

9.	In the event the Option is not exercised on or before March 14, 2005, the Shares shall be returned to Optioner. Optionees shall not be entitled to a return of any portion of the amount paid for this option in the event the option is not exercised.

10.	Optioner hereby represents and warrants that to the best knowledge of Optioner, the Company has no outstanding liabilities or existing contracts other than those stated in the Company’s registration form SB-2, and is not a party to any litigation or adverse proceedings and not such proceedings are threatened or pending.

11.	The Optionee will, at its expense bring current and file all governmental, tax or related returns and reports required buy it to be filed and will keep the corporation in good standing in its state incorporation.

12.	Optioner agrees to provide all documents, books and records etc. within its possession, to Optionee for completion by optionee of its obligations.

13.	The Escrow Agent has no liability hereunder other than to hold the stock and deliver it under the terms hereof and may resign at any time by tendering the stock to a court of competent jurisdiction.

14.	In the event any party hereto has to resort to legal action to enforce any of the terms hereof, the prevailing party shall be entitled to collect attorney’s fees and costs.

IN WITNESS WHEREOF, the Optioner and Optionees have executed this Option Agreement effective as of this _____ day of _____________,

OPTIONER: JEFFERSON CAPITAL INTERESTS, INC. By:__________________ Secretary	OPTIONEE: ___________________